Exhibit 99.1


For Immediate Release
Thursday, July 29, 2004
Press Release


            FNB CORPORATION REPORTS SECOND QUARTER EARNINGS AND
                ANNOUNCES THIRD QUARTER DIVIDEND INCREASE


CHRISTIANSBURG, Virginia - William P. Heath, Jr., President and CEO of
FNB Corporation (NASDAQ: FNBP), reported earnings of $3,426,000 for the second quarter. This compared to $3,006,000 reported in second quarter 2003, and was slightly above first quarter's $3,410,000.

Earnings increased 14 percent from the prior year, primarily due to the acquisition of Bedford Federal Savings Bank ("Bedford"), finalized on August 1, 2003, which accounted for $724,000 (or 21 percent) of second quarter net income. The increase in earnings from the Bedford acquisition was partially offset by a decline in earnings resulting from reduced secondary market mortgage loan volume as well as a lower net interest margin. Basic earnings per share were down from $.52 last year to $.47 this year.

"Secondary market mortgage production decreased from last year but was up considerably from the first quarter," reported Heath. "We expect our net interest margin to widen as the Federal Reserve raises interest rates, and we are pleased that the impact of a narrowed margin on our net interest income was offset by strong growth in loans and deposits."

Earnings were $6,836,000 on a year-to-date basis, compared to $6,011,000 in 2003. Basic earnings per share were $.94 compared to $1.04 last year.

Total assets of the Corporation were $1,379,000,000 at June 30, 2004, up 33.4 percent over last year due to the Bedford acquisition and core growth. Asset quality continued to be favorable, as demonstrated by FNB's non-performing asset ratio which was well below peers at .52 percent.

Details of the Corporation's financial performance follow.

FNB's integration of Bedford continued in the second quarter, as described by Heath. "Since the closing of this acquisition last August, we have been consolidating operations where possible to reduce costs. We have also been actively transitioning Bedford's assets and liabilities to include more commercial bank loan and deposit products in order to better serve our valued customers, attract new customers, and boost revenue. We expect the recent hiring of seasoned commercial lenders in the market to further benefit this effort."

Heath also announced the hiring of Greg Feldmann as Executive Vice President and Director of Corporate Banking and Alternative Business Lines. "Greg has considerable experience in corporate finance, capital markets, commercial banking, private banking, trust, and other fields relevant to his new role at FNB. He is a native of the Roanoke, Virginia area, where he currently resides." Heath added, "We recognize our growth potential in the Roanoke Valley and Central Virginia, and are positioning FNB accordingly."

The Board of Directors of FNB approved today a quarterly cash dividend payment on August 27, 2004 to stockholders of record on August 16, 2004 in the amount of $0.19 per share, up from $0.18 per share the prior quarter. This is an increase of 5.6 percent in the payment amount, and equates to an annual yield to shareholders of approximately 2.9 percent based on the stock's recent trading price.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.3 billion in assets. Through the activities of its affiliates, First National Bank, FNB Salem Bank & Trust, and Bedford Federal Savings Bank, the Corporation operates 26 branches and 3 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking.

For more information contact:

William P. Heath, Jr.                           Daniel A. Becker
President/CEO                                   Executive Vice President/CFO
(540) 382-6041                                  (540) 381-6758


Statements made in this release relating to the company's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements.
Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the US Government including policies of the US Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company's market area, and accounting principles, policies, and guidelines. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein.

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2004       2003     Change    Percent
Quarter Ended June 30
  Net income                    $     3,426 $    3,006        420       14.0
  Net interest income                11,611      9,174      2,437       26.6
  Net interest income (FTE)(1)       11,715      9,349      2,366       25.3
  Securities gains(losses), net           -          1         (1)    (100.0)
  Noninterest income excluding
   securities gains (losses)          3,914      4,107       (193)      (4.7)
  Noninterest expense                 9,255      8,383        872       10.4
  Provision for loan losses             903        462        441       95.5

Per Share Data
  EPS basic                     $      0.47 $     0.52      (0.05)      (9.6)
  EPS fully diluted                    0.47       0.51      (0.04)      (7.8)
  Dividends declared                   0.18       0.17       0.01        5.9
  Book value                          19.85      17.27       2.58       14.9
Weighted average shares
 outstanding basic                    7,245      5,780      1,465       25.3
Weighted average shares
 outstanding fully diluted            7,323      5,844      1,479       25.3
Shares outstanding quarter
 end (net of unearned)                7,258      5,786      1,472       25.4

Financial Ratios
  Return on average assets             1.00%      1.20%
  Return on average share-
   holders' equity                     9.47      12.30
  Net interest margin (1)              3.78       4.09
  Equity to assets                    10.45       9.65
  Allowance for loan losses
   to loans, net of unearned
   income                              1.19       1.37

Selected Balances at June 30
  Total assets                  $ 1,379,136 $1,033,964    345,172       33.4
  Loans, net of unearned
   income                         1,056,396    735,579    320,817       43.6
  Allowance for loan losses          12,590     10,074      2,516       25.0
  Securities                        190,866    170,301     20,565       12.1
  Deposits                        1,123,165    870,771    252,394       29.0
  Other interest-bearing funds      105,676     58,207     47,469       81.6
  Shareholders' equity              144,092     99,889     44,203       44.3

Six Months Ended June 30
  Net income                    $     6,836 $    6,011        825       13.7
  EPS basic                            0.94       1.04      (0.10)      (9.6)
  EPS fully diluted                    0.93       1.03      (0.10)      (9.7)
  Dividends declared per share         0.36       0.34       0.02        5.9
  Weighted average shares
   outstanding basic                  7,237      5,775      1,462       25.3
  Weighted average shares
   outstanding fully diluted          7,313      5,839      1,474       25.2
  Return on average assets             1.01%      1.21%     (0.20)      NM
  Return on average share-
   holders' equity                     9.54      12.41      (2.87)      NM
  Net interest margin (1)              3.85       4.17      (0.32)      NM

Asset Quality                                 % of Loans           % of Loans
                                       2004      & ORE      2003      & ORE
Nonperforming Assets
  Nonaccrual loans                 $  3,110       0.29  $  2,374       0.32
  Other real estate                     987       0.09       938       0.13
  Loans past due 90 days
   or more                            1,447       0.14       552       0.07
  Total nonperforming assets       $  5,544       0.52  $  3,864       0.52


Net charge off ratio                   0.18%                0.10%

(1) Fully taxable equivalent
NM - Not meaningful

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2004       2003     Change    Percent
Alternative Performance Measures
for Quarter Ended June 30 (2)
  Net income                     $    3,426 $    3,006        420       14.0
  Plus amortization of core
   deposit intangibles                  347        240        107       44.6
  Equals cash basis operating
   earnings (2)                       3,773      3,246        527       16.2
  QTD average assets              1,366,233  1,001,834    364,399       36.4
  Less QTD intangible assets         48,787     26,190     22,597       86.3
  Equals QTD average tangible
   assets (2)                     1,317,446    975,644    341,802       35.0
  QTD average equity                144,700     97,767     46,933       48.0
  Less intangible assets equals
   QTD average tangible
   equity (2)                        95,913     71,577     24,336       34.0
  Cash basis EPS (2)                   0.52       0.56      (0.04)      (7.1)
  Cash basis EPS fully
   diluted (2)                         0.52       0.56      (0.04)      (7.1)
  Cash basis return on average
   tangible assets (2)                 1.15%      1.33%     (0.18)     (13.5)
  Cash basis return on average
   tangible equity (2)                15.74      18.14      (2.40)     (13.2)

Alternative Performance Measures
for Six Months Ended June 30 (2)
  Net income                    $     6,836 $    6,011        825       13.7
  Plus amortization of core
   deposit intangibles                  694        480        214       44.6
  Equals cash basis operating
   earnings (2)                       7,530      6,491      1,039       16.0
  YTD average assets              1,351,202    993,960    357,242       35.9
  Less YTD intangible assets         48,967     26,308     22,659       86.1
  Equals YTD average tangible
   assets (2)                     1,302,235    967,652    334,583       34.6
  YTD average equity                143,295     96,847     46,448       48.0
  Less intangible assets equals
   YTD average tangible
   equity (2)                        94,328     70,539     23,789       33.7
  Cash basis EPS (2)                   1.04       1.12      (0.08)      (7.1)
  Cash basis EPS fully diluted (2)     1.03       1.11      (0.08)      (7.2)
  Cash basis return on average
   tangible assets (2)                 1.16%      1.34%     (0.18)     (13.4)
  Cash basis return on average
   tangible equity (2)                15.97      18.40      (2.43)     (13.2)


(2) As a supplement to Generally Accepted Accounting Principles ("GAAP"), management also reviews operating performance based on its "cash basis earnings" to fully analyze its core businesses. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

    In management's opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies.